EXHIBIT 99.1

Oritani Financial Corp. Announces Quarterly Results and Increased Dividend

TOWNSHIP OF WASHINGTON, N.J., Oct. 28, 2011 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $7.3 million, or $0.15 per basic and fully diluted share, for the three months ended September 30, 2011, as compared to net income of $7.2 million, or $0.14 per basic and fully diluted share, for the corresponding 2010 period.

The Company also reported a 25% increase in its dividend rate. The Board of Directors has declared a $0.125 quarterly cash dividend on the Company's common stock. The $0.125 dividend rate represents an increase of $0.025 from the Company's previous dividend rate of $0.10 per share. The record date for the dividend will be November 8, 2011 and the payment date will be November 22, 2011.

"I am pleased to announce the results of a successful quarter," said Kevin J. Lynch, the Company's Chairman, President and CEO. "However, the economic environment continues to cause concern. Loan quality can deteriorate quickly. We recognized a higher provision this quarter as a direct result of a participation loan that was fully current only a few months ago. Our loan volume has been strong but maintenance of this pace will be challenging. Recently, the market interest rates for quality loans seem to be falling below a level where I feel we are being adequately compensated for the inherent risk. Despite this concern, the Board and I still firmly believe in the strength of Oritani. This belief is reflected in the significant increase in our dividend rate. Based on our recent trading range, the dividend yield on our stock is approximately 3.75%."

Comparison of Operating Results

Net Income

Net income increased $185,000 to $7.3 million for the quarter ended September 30, 2011, from $7.2 million for the corresponding 2010 quarter. The primary cause of the increased income was increased net interest income and a lower effective tax rate, partially offset by an increased provision for loan losses.

Interest Income

The components of interest income changed as follows:

	Three months ended September 30,		Increase / (decrease)
	2011	2010	$	%	Average Balance	Yield
	(dollars in thousands)
Interest on mortgage loans	$ 25,929	$ 24,296	$ 1,633	6.72%	$160,024	-0.20%
Interest on securities HTM and dividends on FHLB stock	299	292	7	2.40%	2,790	-0.37%
Interest on securities AFS	382	2,223	(1,841)	-82.82%	(244,592)	-1.10%
Interest on MBS HTM	249	493	(244)	-49.49%	(22,677)	-0.61%
Interest on MBS AFS	2,858	1,288	1,570	121.89%	357,811	-0.85%
Interest on federal funds sold and short term investments	29	164	(135)	-82.32%	(178,094)	-0.03%
Total interest income	$ 29,746	$ 28,756	$ 990	3.44%	$ 75,262	0.01%

The largest increase was in interest on mortgage loans. Loan growth is a strategic objective of the Company. Loan originations for the quarter ended September 30, 2011 were $116.3 million. This total is essentially on target for the Company budgeted originations of $450 million for the fiscal year. There was a large increase in interest on mortgage backed securities ("MBS") available for sale ("AFS") and a large decrease in interest on securities AFS. These changes reflect management's change in investment philosophy over the period. Management always seeks to deploy excess funds in a conservative investment vehicle that provides the best risk/reward profile based on the projected cash needs and interest rate risk of the Company. In 2010, excess funds were primarily invested in callable notes of government sponsored agencies with limited optionality and call features that increased the likelihood that the note would be called. In 2011, such funds were primarily invested in certain short structures of MBS issued by government sponsored agencies with limited extension risk. Management significantly decreased the investment in federal funds sold over the periods. The balance of federal funds sold was particularly high in the 2010 period due to the funds raised in connection with the Company's second step transaction. These funds were eventually deployed into loans, MBS and investment securities. The federal funds sold balance is low in the 2011 period as such funds were utilized to partially fund the Company's stock repurchase activity. The yield on all of the portfolios was negatively impacted by market rates. The yield on loans was impacted by lower rates on new originations as well as modifications of loans within the portfolio and prepayments of higher yielding loans. The overall yield on average interest earning assets slightly increased, however, as funds were shifted from federal funds sold (a low yielding investment) into loans and MBS AFS.

Interest Expense

The components of interest expense changed as follows:

	Three months ended September 30,		Increase / (decrease)
	2011	2010	$	%	Average Balance	Cost
	(dollars in thousands)
Savings deposits	$ 210	$ 258	$ (48)	-18.60%	$ 5,558	-0.15%
Money market	841	751	90	11.98%	91,900	-0.15%
Checking accounts	212	238	(26)	-10.92%	36,299	-0.20%
Time deposits	2,420	3,021	(601)	-19.89%	(39,619)	-0.26%
Total deposits	3,683	4,268	(585)	-13.71%	94,138	-0.26%
Borrowings	5,076	5,185	(109)	-2.10%	36,570	-0.37%
Total interest expense	$ 8,759	$ 9,453	$ (694)	-7.34%	$130,708	-0.29%

The Company continued its strategic objective of increasing core deposits. The Company considers the costs of alternative sources of funding when pricing time deposits. Consequently, time deposit balances have decreased recently as certain competitor rates are more attractive to consumers. The decrease in market rates of interest has allowed the Company to decrease the cost of all categories of deposits. Future decreases of deposit rates may be limited as the vast majority of the Company's deposit products currently carry an interest rate of less than 1%. All of the Company's borrowings are with the Federal Home Loan Bank of New York and the majority of these advances are long term. The decrease in cost that was realized over the periods was primarily a result of a modification of $53.5 million of advances and a greater portion of overnight borrowings (which presently carry a low rate of interest) in the 2011 period. The modification occurred in May, 2011.

Net Interest Income Before Provision for Loan Losses

Net interest income increased by $1.7 million, or 8.7%, to $21.0 million for the three months ended September 30, 2011, from $19.3 million for the three months ended September 30, 2010. The Company's net interest income, spread and margin over the period are detailed in the chart below.

Quarter Ended	Net Interest Income Before Provision	Spread	Margin
	(in thousands)
September 30, 2011	$ 20,987	3.02%	3.42%
June 30, 2011	20,843	2.95%	3.40%
March 31, 2011	20,586	2.92%	3.39%
December 31, 2010	20,287	2.89%	3.39%
September 30, 2010	19,303	2.72%	3.25%

The Company's spread and margin increased steadily over the 2011 fiscal year and this trend has extended into the current quarter. The Company expects that the spread and margin will come under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to lower deposit and borrowing costs; expected increases in borrowing costs and decreased net interest income due to funds used for repurchase activity. The Company's largest interest rate risk exposure is to a flat or inverted yield curve, and the yield curve moved in this direction during the quarter ended September 30, 2011.

Despite the above, spread, margin and net interest income all increased during the quarter ended September 30, 2011. The Company was able to successfully lower the cost of money market deposits without a significant impact on balances. There was also decreased reliance on time deposits, which carry a higher cost. The cost of borrowing decreased over this period due to greater use of overnight borrowings. While this strategy has increased net interest income, spread and margin, it has also increased interest rate risk. The Company expects to address this increased interest rate risk by extending the maturity, over time, of the overnight borrowings. This extension will increase borrowing costs. The Company's repurchase activity over the September 30, 2011 quarter effectively decreased net interest income. However, the impact was minimal as the cost of these funds (either federal funds sold or overnight borrowings) was very low.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $327,000 and $765,000 for the three months ended September 30, 2011 and 2010, respectively.

Provision for Loan Losses

The Company recorded provisions for loan losses of $3.5 million for the three months ended September 30, 2011 as compared to $2.0 million for the three months ended September 30, 2010. The Company charged off a total of $2.5 million in loans during the quarter ended September 30, 2011 compared to $895,000 for the quarter ended September 30, 2010. A rollforward of the allowance for loan losses for the three months ended September 30, 2011 and 2010 is presented below:

	Quarter ended September 30,
	2011	2010
	(In thousands)
Balance at beginning of period	$26,514	$25,902
Provisions charged to operations	3,500	2,000
Recoveries of loans previously charged off	--	--
Loans charged off	2,474	895
Balance at end of period	$27,540	$27,007

Allowance for loan losses to total loans	1.56%	1.76%
Net charge-offs (annualized) to average loans outstanding	0.58%	0.23%

The primary contributors to the current level of provision for loan losses are the delinquency and nonaccrual totals, changes in loan risk ratings, loan growth, charge-offs and economic factors.

Delinquency and non performing asset information is provided below:

	9/30/2011	6/30/2011	3/31/2011	12/31/2010	9/30/2010
	(in thousands)
Delinquency Totals
30 - 59 days past due	$ 15,802	$ 7,025	$ 6,523	$ 14,460	$ 9,306
60 - 89 days past due	5,694	5,327	3,688	2,437	3,278
Nonaccrual	16,954	15,303	12,563	25,055	41,720
Total	$ 38,450	$ 27,655	$ 22,774	$ 41,952	$ 54,304

Non Performing Asset Totals
Nonaccrual loans, per above	$ 16,954	$ 15,303	$ 12,563	$ 25,055	$ 41,720
Real Estate Owned	4,419	3,967	5,953	6,102	5,074
Loans Held For Sale	--	--	9,484	9,484	--
Total	$ 21,373	$ 19,270	$ 28,000	$ 40,641	$ 46,794

Nonaccrual loans to total loans	0.96%	0.90%	0.75%	1.50%	2.62%
Delinquent loans to total loans	2.18%	1.62%	1.35%	2.51%	3.41%
Non performing assets to total assets	0.82%	0.74%	1.09%	1.58%	1.90%

Over the fiscal year ended June 30, 2011, the Company realized significant decreases in total delinquent loans, nonaccrual loans and nonperforming assets. The categories detailed above were relatively stable over the quarter ended September 30, 2011, with the exception of loans 30-59 days past due. This category has been subject to fluctuation though the sizable increase that occurred over the quarter is certainly of concern to the Company. Most of the increase pertains to commercial real estate loans that have been one payment delinquent in the past but ultimately brought their loan back to a fully current status. The largest component of the new additions to this category was a $1.6 million loan. Several of these loans are now current, including the $1.6 million loan. The Company has noted an increase in residential delinquencies in all categories.

At September 30, 2011, there are two nonaccrual loans as well as one nonaccrual loan relationship with balances greater than $1.0 million. These loans are discussed below:

  A construction loan relationship in which Oritani is a participant. The relationship entails two borrowing entities and four separate properties. Oritani's portion of this loan relationship totals $4.9 million. All four of the properties are for residential tract development and are located in Rockland and Orange counties, New York. The loan is classified as impaired and as a troubled debt restructuring as of September 30, 2011. In accordance with the results of the impairment analysis for this loan, based primarily on updated appraisals, a charge off of $1.5 million was recognized against this loan during the quarter ended September 30, 2011 and a $1.2 million impairment reserve remains against this loan as of that date.
  A $2.8 million mixed use building in Bergen County, NJ. This loan was less than 30 days delinquent at June 30, 2011. The borrower encountered cash flow difficulties and is currently negotiating with Oritani for settlement of the past due amounts in a manner satisfactory to Oritani. The loan is classified as substandard with a 10% general reserve as of September 30, 2011. The loan has not been classified as impaired as the current cash flows are sufficient to satisfy the debt obligation and it is expected that repayment in full will ultimately come from the borrower.
  A $1.8 million construction loan for a luxury home in Morris County, New Jersey. Construction at the property ceased and foreclosure proceedings have commenced. Although foreclosure action is proceeding, there are ongoing negotiations in an attempt to reach a settlement on this matter. The loan is classified as impaired as of September 30, 2011. In accordance with the results of the impairment analysis for this loan, based primarily on an updated appraisal, a charge off of $739,000 was recognized against this loan during the quarter ended September 30, 2011 and a $300,000 impairment reserve remains against this loan as of that date. A charge off of $208,000 was recognized against this loan during the quarter ended June 30, 2011.

There are nine other multifamily/commercial real estate loans, totaling $4.0 million, classified as nonaccrual at September 30, 2011. The largest of these loans has a balance of $917,000.

There are eleven other residential loans, totaling $3.5 million, classified as nonaccrual at September 30, 2011. The largest of these loans has a balance of $958,000.

See "Comparison of Financial Condition at September 30, 2011 and September 30, 2010" for a discussion of Real Estate Owned.

Other Income

Other income increased by $176,000 to $1.9 million for the three months ended September 30, 2011, from $1.7 million for the three months ended September 30, 2010. Net income from investments in real estate joint ventures increased by $167,000 to $201,000 for the three months ended September 30, 2011, from $34,000 for the three months ended September 30, 2010. Results for both periods are reduced (versus budget) due to decreased income at one commercial property. The property was flooded in 2010, repaired, and flooded again in 2011. Repairs on this property will be extensive and income from investments in real estate joint ventures is expected to be below historical levels for most of the fiscal year. Income from bank-owned life insurance increased by $123,000 to $404,000 for the three months ended September 30, 2011, from $281,000 for the three months ended September 30, 2010, primarily due to increased investment in bank-owned life insurance. The Company had nonrecurring gains in both the 2011 and 2010 periods. The 2011 gain was a $569,000 net gain that was realized on the sale of a loan classified as held for sale (and a minor gain on the sale of a real estate owned property). The 2010 gain was a $718,000 net gain realized on the sale of real estate owned property.

Operating Expenses

Operating expenses increased by $461,000, or 6.0%, to $8.2 million for the three months ended September 30, 2011, from $7.7 million for the three months ended September 30, 2010. The increase was primarily due to compensation, payroll taxes and fringe benefits which increased by $631,000 to $5.6 million for the three months ended September 30, 2011, from $5.0 million for the three months ended September 30, 2010. Stock awards and options were granted under the Company's 2011 Equity Incentive Plan ("the Equity Plan") on August 18, 2011. The quarter ended September 30, 2011 includes 1.5 months of expense for this plan. The expense recognized in the quarter totaled $821,000. The prospective pre-tax quarterly cost associated with the Equity Plan is $1,480,000. Other expenses decreased by $251,000 to $877,000 for the three months ended September 30, 2011, from $1.1 million for the three months ended September 30, 2010. The decrease was primarily due to decreased expenses associated with problem loans.

Income Tax Expense

Income tax expense for the three months ended September 30, 2011 was $3.9 million on pre-tax income of $11.2 million, resulting in an effective tax rate of 34.5%. Income tax expense for the three months ended September 30, 2010 was $4.2 million on pre-tax income of $11.3 million, resulting in an effective tax rate of 36.8%. The Company has implemented various strategic objectives and one of the consequences of their implementation has been a reduction in the Company's effective tax rate.

Comparison of Financial Condition at September 30, 2011 and June 30, 2011

Total Assets. Total assets increased $34.3 million, or 1.3%, to $2.62 billion at September 30, 2011, from $2.59 billion at June 30, 2011. The primary investing activities were in loans and MBS AFS. These activities were funded by decreases in federal funds sold and overnight borrowings.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $124.7 million to $8.5 million at September 30, 2011, from $133.2 million at June 30, 2011. The funds were deployed in general operations, including funding of the Company's stock repurchase activity.

Net Loans. Loans, net increased $60.7 million to $1.73 billion at September 30, 2011, from $1.67 billion at June 30, 2011. The Company continues its emphasis on loan originations, particularly multifamily and commercial real estate loans. Loan originations totaled $116.3 million and purchases totaled $2.0 million for the three months ended September 30, 2011.

Mortgage-backed Securities Available For Sale. Mortgage-backed securities AFS increased $100.3 million to $606.2 million at September 30, 2011, from $505.9 million at June 30, 2011. See "Interest Income" for the Company's rationale for investing in this investment option.

Real Estate Owned. Real estate owned ("REO") increased $452,000 to $4.4 million at September 30, 2011, from $4.0 million at June 30, 2011. During the quarter ended September 30, 2011, the Bank took title to two properties and disposed of one property. The $4.4 million balance consists of 9 properties.

Deposits. Deposits increased $5.3 million, or 0.4%, to $1.39 billion at September 30, 2011, from $1.38 billion at June 30, 2011. Growth in core accounts was partially offset by decreases in time deposits. Strong deposit growth remains a strategic objective of the Company. A new branch location opened during the quarter in Upper Montclair, NJ and a new branch in Clifton, NJ is expected to open in November, 2011.

Stockholders' Equity. Stockholders' equity decreased $118.8 million to $526.6 million at September 30, 2011, from $645.4 million at June 30, 2011. The primary activity over the period was stock repurchases. The Company's repurchase activity is summarized below:

	Period			Cumulative
Period	Number of Shares	Average Price Paid Per Share	Total Cost	Number of Shares	Average Price Paid Per Share	Total Cost

Through June 30, 2011	731,800	$ 12.71	$ 9,299,942	731,800	$ 12.71	$ 9,299,942
July 1 - September 30, 2011	8,172,083	13.00	106,252,807	8,903,883	12.98	115,552,749
October 1 -26, 2011	1,544,600	13.05	20,153,672	10,448,483	12.99	135,706,421

As of October 26, 2011, there were 233,821 shares authorized under the Company's current stock repurchase plan that had not been purchased.

In addition to the repurchase activity above, the Company repurchased shares in conjunction with the Equity Plan. On August 18, 2011, a total of 1,598,100 shares were granted by the Board of Directors under the Equity Plan. These shares were purchased in open market transactions during the quarter ended September 30, 2011. The total cost of these shares was $19.3 million and the average cost per share was $12.06.

Based on our September 30, 2011 closing price of $12.86 per share, the Company stock was trading at 115.6% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 23 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Balance Sheets
(in thousands, except share data)

Assets	September 30 2011	June 30, 2011
	(unaudited)
Cash on hand and in banks	$ 6,604	$ 6,978
Federal funds sold and short term investments	1,892	126,265
Cash and cash equivalents	8,496	133,243

Loans, net	1,733,541	1,672,849
Securities available for sale, at fair value	92,744	91,442
Mortgage-backed securities held to maturity, fair value of $37,152 and $38,522 at September 30, 2011 and June 30, 2011, respectively	35,934	37,609
Mortgage-backed securities available for sale, at fair value	606,218	505,932
Bank Owned Life Insurance (at cash surrender value)	45,092	44,689
Federal Home Loan Bank of New York stock ("FHLB"), at cost	33,468	26,844
Accrued interest receivable	9,662	9,237
Investments in real estate joint ventures, net	5,280	5,309
Real estate held for investment	1,152	1,185
Real estate owned	4,419	3,967
Office properties and equipment, net	15,228	15,012
Deferred tax assets	21,057	22,607
Other assets	9,265	17,308
Total Assets	$ 2,621,556	$ 2,587,233

Liabilities
Deposits	$ 1,386,647	$ 1,381,310
Borrowings	656,515	509,315
Advance payments by borrowers for taxes and insurance	12,405	12,846
Official checks outstanding	4,528	5,409
Other liabilities	34,883	32,941
Total liabilities	2,094,978	1,941,821

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued and 47,341,182 shares outstanding at September 30, 2011; 55,513,265 shares outstanding at June 30, 2011.	562	562
Additional paid-in capital	490,583	489,593
Unallocated common stock held by the employee stock ownership plan	(28,502)	(28,808)
Restricted Stock Awards	(19,266)	—
Treasury stock, at cost; 8,903,883 shares at September 30, 2011 and 731,800 shares at June 30, 2011	(115,553)	(9,300)
Retained income	193,297	190,955
Accumulated other comprehensive income, net of tax	5,457	2,410
Total stockholders' equity	526,578	645,412

Total Liabilities and Stockholders' Equity	$ 2,621,556	$ 2,587,233

Oritani Financial Corp. and Subsidiaries
Township of Washington, New Jersey
Consolidated Statements of Operations
Three Months Ended September 30, 2011 and 2010

	Three months ended September 30,
	2011	2010
	unaudited
Interest income:	(in thousands, except per share data)
Interest on mortgage loans	$ 25,929	$ 24,296
Interest on securities held to maturity and dividends on FHLB stock	299	292
Interest on securities available for sale	382	2,223
Interest on mortgage-backed securities held to maturity	249	493
Interest on mortgage-backed securities available for sale	2,858	1,288
Interest on federal funds sold and short term investments	29	164
Total interest income	29,746	28,756

Interest expense:
Deposits	3,683	4,268
Borrowings	5,076	5,185
Total interest expense	8,759	9,453

Net interest income before provision for loan losses	20,987	19,303

Provision for loan losses	3,500	2,000
Net interest income	17,487	17,303

Other income:
Service charges	327	287
Real estate operations, net	350	348
Net income from investments in real estate joint ventures	201	34
Bank-owned life insurance	404	281
Net gain on sale of assets	569	718
Net gain on sale of and write down of securities	—	13
Other income	55	49
Total other income	1,906	1,730

Other expenses:
Compensation, payroll taxes and fringe benefits	5,588	4,957
Advertising	152	177
Office occupancy and equipment expense	606	594
Data processing service fees	315	303
Federal insurance premiums	287	338
Real estate owned operations	364	231
Other expenses	877	1,128
Total other expenses	8,189	7,728

Income before income tax expense	11,204	11,305
Income tax expense	3,869	4,155
Net income	$ 7,335	$ 7,150
Income per basic and diluted common share	$ 0.15	$ 0.14

Average Balance Sheet and Yield/Rate Information
For the Three Months Ended (unaudited)

	September 30, 2011			September 30, 2010
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 1,710,124	$ 25,929	6.06%	$ 1,550,100	$ 24,296	6.27%
Securities held to maturity (2)	27,847	299	4.29%	25,057	292	4.66%
Securities available for sale	107,215	382	1.43%	351,807	2,223	2.53%
Mortgage backed securities held to maturity	37,042	249	2.69%	59,719	493	3.30%
Mortgage backed securities available for sale	528,526	2,858	2.16%	170,715	1,288	3.02%
Federal funds sold and short term investments	42,765	29	0.27%	220,859	164	0.30%
Total interest-earning assets	2,453,519	29,746	4.85%	2,378,257	28,756	4.84%
Non-interest-earning assets	112,643			99,291
Total assets	$ 2,566,162			$ 2,477,548

Interest-bearing liabilities:
Savings deposits	153,397	210	0.55%	147,839	258	0.70%
Money market	389,034	841	0.86%	297,134	751	1.01%
Checking accounts	175,901	212	0.48%	139,602	238	0.68%
Time deposits	668,466	2,420	1.45%	708,085	3,021	1.71%
Total deposits	1,386,798	3,683	1.06%	1,292,660	4,268	1.32%
Borrowings	531,603	5,076	3.82%	495,033	5,185	4.19%
Total interest-bearing liabilities	1,918,401	8,759	1.83%	1,787,693	9,453	2.12%
Non-interest-bearing liabilities	52,506			45,724
Total liabilities	1,970,907			1,833,417
Stockholders' equity	595,255			644,131
Total liabilities and stockholders' equity	$ 2,566,162			$ 2,477,548

Net interest income		$ 20,987			$ 19,303
Net interest rate spread (3)			3.02%			2.72%
Net interest-earning assets (4)	$ 535,118			$ 590,564
Net interest margin (5)			3.42%			3.25%
Average of interest-earning assets to interest-bearing liabilities			127.89%			133.03%

(1) Includes loans held for sale and nonaccrual loans.
(2) Includes Federal Home Loan Bank Stock
(3) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400